Eni S.p.A.

AND

JPMorgan Chase Bank, N.A.,
As Depositary

AND

HOLDERS OF AMERICAN DEPOSITARY RECEIPTS

Amended and Restated Deposit Agreement

Dated as of December 21, 2005

i

ii

AMENDED AND RESTATED DEPOSIT AGREEMENT dated as of December 21, 2005 (the "Deposit Agreement") among Eni S.p.A. and its successors (the "Company"), JPMorgan Chase Bank, N.A., as depositary hereunder (the "Depositary"), and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued hereunder ("ADRs") evidencing American Depositary Shares ("ADSs") representing deposited Shares (defined below). The Company hereby appoints the Depositary as depositary for the Deposited Securities and hereby authorizes and directs the Depositary to act in accordance with the terms set forth in this Deposit Agreement. All capitalized terms used herein have the meanings ascribed to them in Section 1 or elsewhere in this Deposit Agreement.

W I T N E S S E T H

WHEREAS, the Company and the Depositary entered into a Deposit Agreement dated as of December 5, 1995, as amended (the "Old Deposit Agreement") to provide for the deposit of Shares of the Company with the Depositary or with the Custodian as agent of Depositary for the purposes set forth in such Old Deposit Agreement, for the creation of American depositary shares representing the Shares so deposited and for the execution and delivery of American depositary receipts ("Old Receipts") evidencing the American depositary shares;

WHEREAS, pursuant to the terms of paragraph (16) of the Old Receipt, the Company and the Depositary now wish to amend and restate the Old Deposit Agreement and the Old Receipts, such amendment to become effective on January 10, 2006;

NOW THEREFORE, in consideration of the premises, effective January 10, 2006, the parties hereto hereby amend and restate the Old Deposit Agreement and the Old Receipts in their entireties as follows:

1. Certain Definitions.

(a) "ADR Register" is defined in paragraph (3) of the form of ADR.

(b) "ADRs" mean the American Depositary Receipts executed and delivered hereunder. ADRs may be either in physical certificated form or Direct Registration ADRs. ADRs in physical certificated form, and the terms and conditions governing the Direct Registration ADRs (as hereinafter defined), shall be substantially in the form of Exhibit A annexed hereto (the "form of ADR"). The term "Direct Registration ADR" means an ADR, the ownership of which is recorded on the Direct Registration System. References to "ADRs" shall include certificated ADRs and Direct Registration ADRs, unless the context otherwise requires. The form of ADR is hereby incorporated herein and made a part hereof; the provisions of the form of ADR shall be binding upon the parties hereto.

(c) "ADS" means the securities representing the interests in the Deposited Securities and evidenced by the ADRs issued hereunder. Each ADS evidenced by an ADR represents the right to receive two (2) Shares and a pro rata share in any other Deposited Securities.

(d) "Beneficial Owner" means any person owning any beneficial interest in the ADSs represented by the ADR issued hereunder regardless of whether such person is the Holder of such ADR.

(e) "Custodian" means the agent or agents of the Depositary (singly or collectively, as the context requires) named as Custodian in the form of ADR and any additional or substitute Custodian appointed pursuant to Section 9.

(f) The terms "deliver", "execute", "issue", "register", "surrender", "transfer" or "cancel", when used with respect to Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System, and when used with respect to ADRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the ADRs. "Deliver," "deposit," "surrender," "transfer" or "withdraw", each means, when used with respect to Shares where the context requires, the entry or entries or electronic transfer or transfers in an account or accounts maintained by institutions authorized under applicable law to effect transfers of securities (which may include Monte Titoli) or otherwise the physical transfer of certificates representing the Shares.

(g) "Delivery Order" is defined in Section 3.

(h) "Deposited Securities" as of any time means all Shares at such time deposited or deemed deposited under this Deposit Agreement and any and all other shares, securities, property and cash at such time held by the Depositary or the Custodian in respect or in lieu of such deposited Shares.

(i) "Direct Registration System" means the system for the uncertificated registration of ownership of securities established by The Depository Trust Company ("DTC") and utilized by the Depositary pursuant to which the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. For purposes hereof, the Direct Registration System shall include access to the Profile Modification System maintained by DTC which provides for automated transfer of ownership between DTC and the Depositary.

(j) "Dollars" means United States dollars.

(k) "DTC" means The Depositary Trust Company and any successor thereto.

2

(l) "Holder" means the person or persons in whose name an ADR is registered on the ADR Register.

(m) "Initial Deposit" means the deposit of Shares by or on behalf of the Ministry of Economy and Finance of the Republic of Italy to the account of the Depositary maintained by the Custodian on behalf of the Holders in connection with an offering of ADSs pursuant to an offering circular dated December 5, 1995.

(n) "Italian Business Day" means any day other than a Saturday or a Sunday and on which commercial banking institutions in Italy are open for business. "New York Business Day" means any day other than a Saturday or a Sunday and on which commercial banking institutions are required to be open for business.

(o) "Monte Titoli" means Monte Titoli S.p.A., the Italian securities depositary institution, and any successor which performs substantially identical functions in Italy.

(p) "Securities Act of 1933" means the United States Securities Act of 1933, as from time to time amended.

(q) "Shares" mean the Ordinary Shares in registered form nominal value Euro 1 each, of the Company heretofore validly issued and outstanding and fully paid, non-assessable and as of the time of deposit, free of any preemptive rights of the holders of outstanding Shares or hereafter validly issued and outstanding and fully paid, non-assessable and free of any preemptive rights of the holders of outstanding Shares or interim certificates representing such Shares and shall include the rights to receive Shares specified in paragraph (1) of the form of ADR.

(r) "Transfer Office" is defined in paragraph (3) of the form of ADR.

(s)  "Treasury" means the Italian Ministry of Economy and Finance.

(t) "Withdrawal Order" is defined in Section 6.

2. ADRs Generally. (a) ADRs in certificated form shall be engraved, printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or the requirements of any securities exchange or market upon which the ADSs primarily may be listed or traded or to indicate any special limitations or restrictions to which any particular ADRs are subject. ADRs may be issued in denominations of any number of ADSs. ADRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. ADRs in certificated form bearing the facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs.

3

(b) Direct Registration ADRs. Notwithstanding anything in this Deposit Agreement or in the form of ADR to the contrary, ADSs shall be evidenced by Direct Registration ADRs, unless certificated ADRs are specifically requested by the Holder.

(c) Holders and Beneficial Owners shall be bound by the terms and conditions of this Deposit Agreement and of the form of ADR, regardless of whether their ADRs are Direct Registration ADRs or certificated ADRs.

   (d) The form of ADR is hereby incorporated herein and made a part hereof and the provisions of the form of ADR shall be binding upon the parties hereto.

3. Deposit of Shares. The Initial Deposit shall be made by deposit of Shares by or on behalf of the Treasury to the account of the Depositary maintained by the Custodian on behalf of the Holders for such purpose. The Treasury, in agreement with the Italian Ministry of Economy and Finance, in consideration of the fact that the Depositary will be the record holder and not the Beneficial Owner of Shares, which will be represented by ADSs and evidenced by ADRs, has undertaken to approve the acquisition of 3% or more of the voting share capital of the Company by the Depositary, DTC and Cede & Co. as nominee for DTC. In connection with any subsequent deposit of Shares hereunder, the Depositary or the Custodian may require the following in form reasonably satisfactory to it: (a) a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons designated in such order an ADR or ADRs evidencing the number of ADS representing such deposited Shares (a "Delivery Order"); (b) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares; (c) instruments assigning to the Custodian or its nominee any distribution on or in respect of such deposited Shares or right to subscribe for additional Shares or indemnity therefore; and, (d) proxies entitling the Custodian to vote such deposited Shares until registered in its name. At the request, risk and expense of any holder of Shares, and for the account of such holder, the Depositary may receive certificates for Shares to be deposited, together with any other documents and payments required under this Deposit Agreement, for the purpose of forwarding such Share certificates to the Custodian for deposit hereunder. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to paragraphs (10) or (14) of the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Custodian or its nominee, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary at such place or places and in such manner as the Depositary shall determine. The Depositary agrees to instruct the Custodian to place all Shares accepted for deposit under this Deposit Agreement into a segregated account separate from any Shares of the Company that may be held by such Custodian under any other depositary receipt facility relating to the Shares. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement. Neither the Depositary nor the Custodian shall lend the Deposited Securities. To the extent that Deposited Securities cannot be practicably registered for transfer into the name of the Custodian or its nominee, the Depositary shall return such Deposited Securities to the person depositing the same or distribute them, as the case may be, to the Holder or Holders entitled thereto. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with an uncertificated ADR, or vice versa, execute and deliver a certificated ADR or a uncertificated ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or uncertificated ADR, as the case may be, substituted.

4

4. Issue of ADRs. After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, Swift or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to this Deposit Agreement, shall properly issue at the Transfer Office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

5. Distributions on Deposited Securities. To the extent that the Depositary determines in its reasonable discretion that any distribution pursuant to paragraph (10) of the form of ADR is prohibited by applicable law or is not practicable with respect to any Holder, the Depositary, after consultation with the Company, may make such distribution as it deems reasonably practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or, if the Depositary deems necessary, the retention thereof as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

6. Withdrawal of Deposited Securities. In connection with any surrender of an ADR for withdrawal of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder's written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order ( a "Withdrawal Order"). Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by cable, Swift or facsimile transmission. Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law, shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by delivery of any securities, property or cash to which such Holder is then entitled in respect of ADRs. Such delivery shall not be unreasonably delayed as a result of actions by the Depositary or its agents.

5

7.  Substitution of ADRs. The Depositary shall execute and deliver a new Direct Registration ADR in exchange and substitution for any mutilated certificated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

8. Cancellation and Destruction of ADRs. All ADRs surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy ADRs in certificated form so cancelled in accordance with its customary practices.

9. The Custodian. Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it. The Depositary may from time to time, and after consultation with the Company, if practicable, appoint one or more agents to act for it as Custodian hereunder in addition to or in lieu of the Custodian named in the form of ADR. Each Custodian so appointed (other than JPMorgan Chase Bank, N.A.) shall give written notice to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms hereof. Any Custodian may resign from its duties hereunder by at least 30 days written notice to the Depositary. The Depositary, after consultation with the Company, if practicable, may discharge any Custodian at any time upon notice to the Custodian being discharged. Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act. The Depositary shall give Holders written notice of any change of Custodian hereunder as promptly as practicable after such change.

10. Co-Registrars and Co-Transfer Agents. The Depositary may appoint and remove (i) co-registrars to register ADRs and transfers, combinations and split-ups of ADRs and to countersign ADRs in accordance with the terms of any such appointment and (ii) co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices in addition to the Transfer Office on behalf of the Depositary. Each co-registrar or co-transfer agent (other than JPMorgan Chase Bank, N.A.) shall give notice in writing to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms of this Deposit Agreement. The Depositary shall give Holders written notice of any change of co-registrar or co-transfer agent hereunder as promptly as practicable after such change.

11. List of Holders. The Company shall have the right to inspect transfer records of the Depositary and its agents and the ADR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may request. The Depositary or its agent shall furnish to the Company promptly upon the written request of the Company, a list of the names, addresses and holdings of ADSs by all Holders as of a date within three New York Business Days of the Depositary's receipt of such request.

6

12. Depositary's Agents. The Depositary may perform its obligations under this Deposit Agreement through any agent appointed by it, provided that the Depositary shall promptly notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed.

13. Successor Depositary. Subject to paragraph (18) of the form of ADR, if the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a bank or trust company having an office in the Borough of Manhattan, The City of New York, as successor depositary hereunder. Every successor depositary shall execute and deliver to its predecessor and to the Company written acceptance of its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become Depositary hereunder; but such predecessor, upon payment of all sums due to the predecessor and on the written request of the Company, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder and assigning all right, title and interest in the Deposited Securities to such successor, and shall deliver to such successor a list of the Holders. Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act. Upon the appointment of any successor depositary hereunder, any agent of the Depositary then acting hereunder shall forthwith become such agent hereunder of such successor depositary and such successor depositary shall, on the written request of any such agent, execute and deliver to such agent any instruments necessary to give such agent authority as such agent hereunder of such successor depositary.

14. Reports. On or before the first date on which the Company makes any communication available to holders of Deposited Securities or any material non-confidential communication available to a securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary. In connection with any registration statement under the Securities Act of 1933 relating to the ADRs or with any undertaking contained therein, the Company and the Depositary shall each furnish to the other and to the United States Securities and Exchange Commission or any successor governmental agency such information as shall be required to make such filings or comply with such undertakings. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of its by-laws (Statuto) which the Company warrants represent together with Italian law all the provisions of or governing the Shares (other than provisions of Italian law) and any other Deposited Securities issued by the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions (other than provisions of Italian law) as so changed. The Depositary and its agents may rely upon the Company's delivery thereof for all purposes of this Deposit Agreement.

7

15. Additional Shares. Neither the Company nor any company controlling, controlled by or under common control with the Company shall issue additional Shares, rights to subscribe for Shares, securities convertible into or exchangeable for Shares or rights to subscribe for any such securities or shall deposit any Shares under this Deposit Agreement, except under circumstances complying in all respects with the Securities Act of 1933 and the rules and regulations promulgated thereunder. The Depositary will comply, as promptly as practicable, with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with securities laws in the United States.

16. Indemnification. Notwithstanding anything to the contrary in paragraph (15(b)) of the form of ADR, the Company shall indemnify, defend and save harmless each of the Depositary and its agents against any loss, liability or expense (including reasonable fees and expenses of counsel) that may arise out of (a) its acceptance and performance of its powers and duties in accordance with this Deposit Agreement, except to the extent such loss, liability or expense is due to its negligence or bad faith or (b) any offer or sale of ADRs, ADSs, Shares or other Deposited Securities or any registration statement under the Securities Act of 1933 in respect thereof, except to the extent such loss, liability or expense arises out of information (or omissions from such information) relating to it furnished in writing to the Company by it expressly for use in any such registration statement. Each of the Depositary and its agents shall indemnify, defend and save harmless the Company against any loss, liability or expense (including reasonable fees and expenses of counsel) incurred by the Company in respect of this Deposit Agreement to the extent such loss, liability or expense is due to the negligence or bad faith of such persons. The obligations set forth in this Section 16 shall survive the termination of this Deposit Agreement and the succession or substitution of any indemnified person.

17. Notices. Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the ADR Register or received by such Holder. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth in (a) or (b), respectively (with all facsimile transmissions to be confirmed by letter), or at such other address or facsimile transmission number as either may specify to the other by written notice:

(a)	JPMorgan Chase Bank, N.A. 4 New York Plaza New York, New York 10004 Attention: ADR Administration Fax: + 1-(212).623-0079

(b)	Eni S.p.A. Piazzale Enrico Mattei, 1 00144 Rome, Italy Attention: Secretary's Office Fax: + 39-06-5982.2449

8

The Depositary or the Company may act upon any cable, Swift or facsimile transmission received by it from the other or from any Holder, notwithstanding that such cable, Swift or facsimile transmission shall not subsequently be confirmed as aforesaid.

18. Miscellaneous. This Deposit Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, the Beneficial Owners, and their respective successors hereunder, and shall not give any legal or equitable right, remedy or claim whatsoever to any other person. The Holders and Beneficial Owners of ADRs from time to time shall be parties to this Deposit Agreement and shall be bound by all of the provisions hereof. If any such provision is invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby. This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. This Deposit Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19. Amendment and Restatement of Old Deposit Agreement. The Deposit Agreement amends and restates the Old Deposit Agreement in its entirety to consist exclusively of the Deposit Agreement, and each Old Receipt is hereby deemed amended and restated to substantially conform to the form of ADR set forth in Exhibit A annexed hereto.

9

IN WITNESS WHEREOF, Eni S.p.A. and JPMorgan Chase Bank, N.A. have duly executed this Deposit Agreement as of the day and year first above set forth and all Holders and Beneficial Owners of ADRs shall become parties hereto upon acceptance by them of ADRs issued in accordance with the terms hereof.

Eni S.p.A.

By:
Name: Title:

JPMORGAN CHASE BANK, N.A..

By:
Name: Title:

10

EXHIBIT A
ANNEXED TO AND INCORPORATED IN
DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

AS PROVIDED IN THE BY-LAWS (STATUTO) AND THE DEPOSIT AGREEMENT, THIS AMERICAN DEPOSITARY RECEIPT IS SUBJECT TO CERTAIN RESTRICTIONS CONCERNING THE OWNERSHIP OF AND OTHER ENTITLEMENTS TO SHARES OR AMERICAN DEPOSITARY SHARES REPRESENTING THREE PERCENT OR MORE OF THE SHARE CAPITAL OF ENI S.P.A. THE HOLDER OF THIS AMERICAN DEPOSITARY RECEIPT WILL NOT BE ENTITLED TO VOTE THE UNDERLYING DEPOSITED ORDINARY SHARES REPRESENTING THREE PERCENT OR MORE OF THE SHARE CAPITAL OF ENI S.P.A. UNLESS CERTAIN CONDITIONS ARE MET. SEE PARAGRAPH (6) OF THE FACE OF THIS AMERICAN DEPOSITARY RECEIPT.

______	No. of ADSs:
Number		_________________
Each ADS represents Two (2) shares CUSIP

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES EACH OF ONE EURO NOMINAL VALUE

of

Eni S.p.A.

(Incorporated under the
laws of the Republic of Italy)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the "Depositary"), hereby certifies that   is the registered owner (a "Holder") of __ American Depositary Shares ("ADSs"), each (subject to paragraph (14)) representing two (2) ordinary shares each of One Euro nominal value (including the rights to receive Shares described in paragraph (1), "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or lieu of deposited Shares, the "Deposited Securities"), of Eni S.p.A., a corporation organized under the laws of the Republic of Italy (the "Company"), deposited at office of the Custodian (subject to paragraph (16), the "Custodian"), under the Amended and Restated Deposit Agreement dated as of December 21, 2005 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto. The effective date of the Amended and Restated Deposit Agreement is January 10, 2006. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1) Issuance of ADRs. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of: (a) Shares in form satisfactory to the Custodian or (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions. At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office. Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized to do so and that such Shares are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of ADRs. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with such Act.

(2) Withdrawal of Deposited Securities. Subject to the Deposit Agreement and paragraphs (4) and (5), upon surrender of this ADR in form satisfactory to the Depositary at the Transfer Office, the Holder hereof is entitled to delivery at the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR. The Holder may provide the Depositary with a written order directing the Depositary to cause the Deposited Securities to be delivered to, or upon the order of, any person designated in such order (a “Withdrawal Order”). Such delivery shall be made without unreasonable delay. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act of 1933.

(3) Transfers, Split-Ups and Combinations of ADRs; Maintenance of Office and Transfer Books by the Depositary. The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with an uncertificated ADR, or vice versa, execute and deliver a certificated ADR or an uncertificated ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or uncertificated ADR, as the case may be, substituted.

The Depositary, subject to the above terms and conditions, shall upon surrender of certificated ADR or ADRs for purposes of transferring the same or effecting a split-up or combination of the same, execute a new certificated ADR or ADRs and deliver the same to or upon the order of the person entitled thereto without unreasonable delay.

At the expense of the Company, the Company shall have the right, upon reasonable request, to inspect transfer and registration records of the Depositary relating to the ADRs and to take copies thereof, and to require the Depositary and any co-registrars to supply copies of such portions of such records as the Company may reasonably request.

(4) Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such reasonable regulations as the Depositary may establish consistent with the Deposit Agreement. The Depositary shall provide to the Company, promptly upon its written request, copies of any such proofs of citizenship or residence or other information referred to in (b) above so requested. The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed necessary or advisable by the Depositary or the Company.

(5) Taxes. (a) If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares.

(b) The Depositary and the Custodian agree to use reasonable efforts to make and maintain arrangements (in addition to or in substitution of the arrangements described in this paragraph) to enable persons that are considered United States residents for purposes of applicable law to receive any tax rebates (pursuant to an applicable treaty or otherwise) or other tax related benefits relating to distributions on the ADSs to which such persons are entitled. The Depositary agrees to establish procedures to enable Holders to take advantage of any such tax rebates (pursuant to treaty or otherwise) relating to distributions on the ADSs to which such Holders are entitled. The Depositary agrees to provide at least annually a written notice to the Holders of the necessary actions to be undertaken by such Holders. In connection with the foregoing, the Depositary agrees to provide the Company, for their review and comment, with a copy of the proposed notice to Holders at least 3 Italian Business Days in advance of the publication of such notice in order to allow the Company to provide the Depositary with any comments they might have with respect to such notice. To the extent that the Depositary does not receive any written comments within such period, the Company shall be deemed to have had no comments with respect to said notice to Holders.

(c) Notwithstanding any other terms of the Deposit Agreement or the ADR, absent the gross negligence or bad faith of, respectively, the Depositary and the Company, the Depositary and the Company assume no obligation, and shall not be subject to any liability, for the failure of any Holder or Beneficial Owner, or its agent or agents, to receive any tax benefit under applicable law or tax treaties. The Depositary shall not be liable for any acts or omissions of any other party in connection with any attempts to obtain any such benefit, and Holders and Beneficial Owners hereby agree that each of them shall be conclusively bound by any deadline established by the Depositary in connection therewith.

(6) Disclosure of and Restrictions on Interests. To the extent that provisions of applicable Italian securities laws or the Company’s by-laws (Statuto) may require the disclosure of or limit the beneficial or other ownership of Deposited Securities, other Shares and other securities of the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary shall comply with the Company’s reasonable instructions as to ADRs in respect of any such enforcement or limitation, and Holders and Beneficial Owners shall be subject to and shall comply with such requirements and limitations and shall cooperate with the Depositary’s compliance with such instructions. Holders and Beneficial Owners shall be required to comply with requests by the Company for information as to the capacity in which such persons own ADRs or Shares, the identity of any other person interested in such ADRs or Shares and the nature of such interest.

In particular, any Beneficial Owner of ADRs, acting alone or in concert, directly or through an intermediary, who holds more than 2.0% of the Company’s voting share capital, may no longer hold any ADRs through a nominee and must request that the Depositary register the ADRs in the name of such person as the Holder on the books of the Depositary maintained for such purpose. The Depositary agrees to furnish to the Company, as promptly as practicable, the request to the extent that the Depositary has been provided with such information. The Depositary agrees to furnish to the Company upon the Company’s request a list of the names, addresses and ADS holdings of all persons in whose names ADRs are registered on the books of the Depositary maintained for such purpose. Furthermore, under Consob (Commissione Nazionale per le Societa’ e la Borsa) Regulations, any direct or indirect equity ownership in excess of 2%, 5%, 7.5%, 10% and subsequent multiples of 5% in the voting shares of a listed company must be notified to such company and to Consob, within five open market days from the effectiveness of the transaction triggering such obligation to notify. The obligation to notify Consob also applies to any direct or indirect equity ownership held through ADSs, but it does not apply to the Depositary holding shares in its capacity as such. For listed companies, whose by-laws impose a maximum limit on the number of shares that may be held by any shareholder, Consob is entitled to establish different relevant thresholds by decree. Further, any subsequent reduction of the foregoing interest below any such threshold must be notified within the same terms. Any shares held in excess of any such threshold cannot be voted in the event the above notices have not been provided. If the above notices have not been provided, any resolution passed by such company can be voided if challenged in court by shareholders or Consob if such resolution was not adopted without the consent of the shares held in excess of such relevant threshold. The relevant thresholds noted above shall be calculated including (i) shares registered in the name of the relevant reporting person whose underlying voting rights are attributed to third parties, and vice versa; and (ii) shares held through third parties and shares whose voting rights are attributable to such third parties, excluding shares registered in the name of, or endorsed to, fiduciaries as well as shares whose voting rights are attributed intermediaries for purposes of the management of mutual or individual savings. Furthermore, the calculation of 5%, 10%, 25%, 50% and 75% thresholds shall also take into account shares outstanding which the relevant reporting person is entitled to purchase or to sell directly or through third parties. Shares to be purchased through the exercise of conversion rights or warrants shall be calculated only in the event the acquisition can take place within a sixty day period. In the event the same relevant interest is directly or indirectly held by two or more entities, then the obligation to notify may be satisfied by one such entity, provided that such entity guarantees the completeness of information. Any interest that exceeds 10% of the voting capital of an unlisted company, including any foreign company, owned by a listed company must be notified to such non-listed company within seven days of reaching such threshold. Similarly, the non-listed company must be notified about any subsequent reduction of such interest below the 10% threshold. Listed companies are also required to notify Consob of any interest that exceeds 10% of the voting capital of non-listed companies at the end of the first six months of the year and at the end of the full year. Such notification is due within 30 days from the date of approval of the Annual Report and the Report of the First Six Months, respectively. In the event the same relevant participation is directly or indirectly held by two or more entities, then the obligation to notify may be satisfied by one of such entities, provided that completeness of information is guaranteed. The 10% threshold shall be calculated including (i) shares registered in the name of the relevant listed company, even if voting rights are attributable to third parties; (ii) shares whose voting rights are attributable to the relevant listed company, in the event such voting rights entitle such party to exercise a dominant or material influence at the ordinary shareholders’ meeting; and (iii) shares registered in the name of third parties and shares whose voting rights are attributable to third parties. In addition to the rules of article 2359 bis of the Italian Civil Code, governing the acquisition of shares of the parent company by a controlled subsidiary, Decree No. 58/1998 regulates additional cross-ownership matters as follows. Cross-ownership between listed and non-listed companies may not exceed 2% of the shares of the listed company or 10% of the shares of the non-listed company. In calculating these ownership thresholds, the rules for calculation of interests in listed and non-listed companies, as determined above, apply. The company ultimately exceeding the 2% or 10% interest in a listed or unlisted company respectively may not exercise the voting rights on the shares held in excess of such thresholds; such shares must be sold within 12 months. If anyone holds an interest exceeding 2% of the share capital of a listed company, such listed company or any entity controlling such listed company may not acquire an interest exceeding 2% of the share capital of a listed company controlled by said holder. If the foregoing limit is exceeded, the holder who last exceeded the foregoing limit or both the holders, if it is not possible to ascertain which holder exceeded such limit last, may not exercise the voting rights related to the shares exceeding the foregoing limit. Such limits are not applicable in case of a tender offer to acquire at least 60% of the ordinary shares of a listed company. Under Decree No. 58, any agreement, in whatever form, intended to regulate the exercise of voting rights in a listed company or in the companies controlling a listed company, together with any subsequent amendments, renewal or termination of such agreement, must be (i) notified to Consob, within 5 days of its execution; (ii) disclosed to the public through the publication, in summary form, in one Italian newspaper having general circulation, within ten days from its execution; and (iii) deposited in the Companies’ Register of the place where such listed company has its registered office within 15 days from its execution. The same requirements also apply to agreements, in whatever form, that (a) impose an obligation of prior consultation for the exercise of voting rights in a listed company and in its controlling companies; (b) contain undertakings limiting the transferability of shares and other securities granting rights for the acquisition or subscription of shares; (c) provide for the acquisition of the shares and securities; and (d) contemplate or cause the exercise, also in concert with any other party, of dominant influence over the listed company that issued the shares and its controlled entities. In the event the obligations set out above are not completely satisfied, then the agreement is ineffective and the voting rights connected to the relevant shares may not be exercised. In case of violation of such limitation imposed on the voting rights, a resolution can be challenged if such resolution would have not been approved without the vote of such shares. If the parties have agreed upon the duration of the agreement, such duration cannot exceed three years. In absence of agreement, each party to the agreement can withdraw from such an agreement by giving a six months notice.

Pursuant to the Company's by-laws no one, in any capacity, may own company shares that entail a holding of more than 2% of voting share capital. Such maximum shareholding limit is calculated by taking into account the aggregate shareholding held by the controlling entity, either a physical or legal person or company; its directly or indirectly controlled entities, as well as entities controlled by the same controlling entity; affiliated entities as well as people related to the second degree by blood or marriage, also in the case of a legally separated spouse. Control exists, with reference also to entities other than companies, in the cases envisaged by the Italian Civil Code. Affiliation exists in the case set forth by the Italian Civil Code as well as between entities that directly or indirectly, by way of subsidiaries, other than those managing investment funds, are bound, even with third parties, in agreements regarding the exercise of voting rights or the transfer of shares or portions of third companies or, in any event, in agreements or pacts as per Article 122 of Legislative Decree No. 58 of February 24, 1998 regarding third party companies if said agreements or pacts concern at least 10% of the voting capital, if they are listed companies, or 20% if they are unlisted companies. The aforementioned shareholding limit (2%) is calculated by taking into account shares held by any fiduciary nominee or intermediary. Any voting rights attributable to voting capital held or controlled in excess of the maximum limit indicated in the foregoing cannot be exercised and the voting rights of each entity to whom such limit on shareholding applies are reduced in proportion, unless otherwise jointly provided in advance by the parties involved. In the event such shares exceeding this limit are voted, any Shareholders’ resolution adopted pursuant to such a vote may be challenged pursuant to Article 2377 of the Civil Code, if the required majority had not been reached without the votes exceeding the aforementioned maximum limit. Shares not entitled to vote are included in the determination of the quorum at shareholders’ meetings. Pursuant to the Company's by-laws, the Minister of Economy and Finance retains the following special powers to be exercised in agreement with the Minister of Productive Activities (the “Ministries”) regarding: (a) opposition with respect to the acquisition of material shareholdings by entities affected by the above-mentioned shareholder limit, by which are meant those representing at least 3% of share capital with the right to vote at the ordinary shareholders’ meeting. The opposition is expressed within ten days of the day of the notice to be filed by the Board of Directors at the time request is made for registration in the Shareholders’ Register if the Ministries consider that such an acquisition may prejudice the vital interests of the Italian State. Until the ten-day term is not lapsed, the voting rights and the non-asset linked rights connected with the shares representing a material shareholding may not be exercised. If the opposition power is exercised, through a duly motivated act in connection with the prejudice that may be caused by the operation to the vital interests of the Italian State, the transferee may not exercise the voting rights and the other non-asset linked rights connected with the shares representing a material shareholding and must sell said shares within one year. If such transferee fails to comply, the law court, upon request of the Minister of Economy and Finance, will order the sale of the shares representing a material shareholding according to the procedures set forth in the Italian Civil Code. The act through which the opposition power is exercised may be challenged by the transferee before the Regional Administrative Court of Latium within sixty days as of its issue; (b) opposition with respect to the subscription of Shareholders’ pacts or agreements as per Legislative Decree No. 58 of February 24, 1998, involving at least 3% of the share capital with the right to vote at ordinary shareholders’ meeting. In order to allow the exercise of the above mentioned opposition power, Consob notifies the Minister of Economy and Finance if the relevant pacts or agreements communicated to it pursuant to the aforementioned Legislative Decree. The Ministry of Economy and Finance may exercise such opposition powers within ten days as of the date of the notice by Consob. Until the expiration of that ten-day period, the voting rights and the other non-asset linked rights connected with the shares held by the shareholders who have subscribed to the above mentioned pacts or agreements may not be exercised. If the opposition power is exercised through the issue of an act motivated by consideration of the prejudice that may be caused by said pacts or agreements to the vital interests of the Italian State, the shareholders pacts or agreements shall be null and void. If in the shareholders’ meetings the shareholders who have signed shareholders’ pacts or agreements behave as if those pacts or agreements disciplined by said Legislative Decree were still in effect, the resolution approved with their vote, if determining for the approval, may be challenged. The act through which the opposition power is exercised may be challenged by the shareholders who joined the above mentioned pacts or agreements before the Regional Administrative Court of Latium within sixty days as of its issue.

The Ministries, in consideration of the fact that the Depositary will be the record holder and not the Beneficial Owner of Shares, which will be represented by ADSs and evidenced by ADRs, has undertaken to approve the acquisition of 3% or more of the voting share capital of the Company by the Depositary, DTC and Cede & Co. as nominee for DTC. The Company shall promptly notify the Depositary of its voting share capital, and of any changes thereto. The Depositary shall notify the Company as promptly as practicable after any Holder or Beneficial Owner (except DTC and Cede & Co. as nominee for DTC) registers an acquisition of 3% or more of the voting share capital of the Company on the books of the Depositary.

(7) Charges of Depositary. The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADRs for withdrawal of Deposited Securities (i) U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered, (ii) stock transfer or other taxes and other governmental charges, (iii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities, (iv) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (there are no such fees in respect of the Shares as of the date of the Deposited Securities) and (v) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency). These charges may be changed in the manner indicated in paragraph (17). All other charges and expenses of the Depositary and any agents of the Depositary (except the Custodian) will be paid pursuant to agreements from time to time between the Company and the Depositary.

(8) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company (including any proxy soliciting material) which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Securities and Exchange Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission located at the date of the Deposit Agreement at Judiciary Plaza, 100 F. Street, N. E., Washington, D.C. 20549.

(9) Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A.as Depositary

By:
Authorized Officer

The Depositary's office is located at 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF RECEIPT]

(10) Distributions on Deposited Securities. Subject to paragraphs (4) and (5), the Depositary will distribute as promptly as practicable, by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs: (a) Cash: Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on a pro rata, if possible, or other reasonable basis, subject to appropriate adjustments for (i) taxes withheld, (ii) such distribution being prohibited by applicable law with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting, as promptly as practicable, any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. (b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights. (i) Warrants or other instruments in the discretion of the Depositary after consultation with the Company, to the extent practicable, representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence, any U.S. dollars available to the Depositary from the net proceeds of any sale by public or private means in a commercially reasonable manner of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot be accomplished by reason of the non-transferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). (d) Other Distributions: (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), on a pro rata basis by any means that the Depositary may deem equitable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable, any U.S. dollars available to the Depositary from the net proceeds of any sale by public or private means in a commercially reasonable manner of Other Distributions as in the case of Cash. U.S. dollars distributed hereunder will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and handled by the Depositary in accordance with its then current practices). Notwithstanding the foregoing, no distribution to Holders pursuant to this paragraph (10) shall be unreasonably delayed by any action of the Depositary or its agents.

To the extent that the Depositary determines in its reasonable discretion that any distribution pursuant to this paragraph (10) is prohibited by applicable law or is not practicable with respect to any Holder, the Depositary, after consultation with the Company, may make such distribution as it deems reasonably practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or, if the Depositary deems necessary, the retention thereof as Deposited Securities with respect to such Holder’s ADRs (without liability for interest thereon or the investment thereof).

(11) Conversion of Foreign Currency. Whenever the Depositary or the Custodian shall receive foreign currency, as a cash dividend or other distribution or as the net proceeds from the sale of securities, property or rights, which, in the judgment of the Depositary can then be converted on a reasonable basis into U.S. dollars which can, at the time of the receipt thereof, be transferred to the United States, the Depositary shall, as promptly as practicable, convert or cause to be converted, by sale or in any other manner that it may reasonably determine, such foreign currency into U.S. dollars and shall transfer the resulting U.S. dollars (net of its charges and expenses in effecting such conversion or distribution including obtaining the approval or license of any government or agency thereof) to the United States. Such U.S. dollars shall be distributed as promptly as practicable to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments that entitle the holders thereof to such U.S. dollars, then to the holders of such warrants or instruments, as applicable, upon surrender thereof for cancellation. Such distribution may be made upon a pro rata or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions or otherwise. If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, as promptly as practicable. The Company shall file such applications for approval or license only where required to be filed by the Company (and in each such case as promptly as practicable), and shall not be obliged to make any such filing on behalf of the Depositary. If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any governmental authority or agency thereof that is required for such conversion is denied or in the opinion of the Depositary is not obtainable at a reasonable cost or within a reasonable period, the Depositary may, subject to applicable laws and regulations, either distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to, or hold such foreign currency (without liability for interest thereon) for, the respective accounts of the Holders entitled to receive the same; provided, however, that if requested in writing by a Holder entitled thereto, the Depositary shall distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to such Holder (after deducting the Depositary’s expenses), as promptly as practicable.

(12) Record Dates. The Depositary shall, after consultation with the Company, if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders at the close of business on such record date shall be so entitled.

(13) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall distribute to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of Italian law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities. There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner. Beneficial Owners wishing to provide voting instructions must do so through the Holder of the ADRs held for their benefit. Beneficial Owners wishing to attend and vote at any meetings must become Holders in order to be able to exercise the rights of a Holder hereunder.

(14) Changes Affecting Deposited Securities. Subject to paragraphs (4) and (5), the Depositary may, in its reasonable discretion, upon consultation with the Company, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(15) Exoneration. The Depositary, the Company, their respective directors, employees, officers, agents and affiliates and each of them shall: (a) incur no liability (i) if any present or future law, regulation, order, decree, moratorium, or fiat of the United States, the Republic of Italy or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Security, the by-laws (Statuto) of the Company, act of God, war, terrorism or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement this ADR or the by-laws (Statuto) of the Company; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without negligence or bad faith; (c) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; or (d) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them in good faith to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities (provided such action or omission is in good faith), for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto to the extent such information is requested or required by or pursuant to any lawful authority of Italy or the United States, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. Neither the Company nor the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of such persons. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(16) Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary. The Depositary, upon consultation with the Company, if practicable, may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires, then acting as such.

(17) Amendment. Subject to paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, cable, Swift and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities, transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities and expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement and the ADRs as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations or should the Company amend its by-laws in a way which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules, regulations or By-laws. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(18) Termination. The Company may at any time terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Depositary which shall notify the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if 90 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment within such 90 days. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except for any indemnification obligations to the Company and to account for such net proceeds and other cash. Notwithstanding any other provision of the Deposit Agreement or this ADR, after the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement and this ADR, except for its obligations to the Depositary and its agents, including but not limited to those set forth in Section 16 of the Deposit Agreement.